Exhibit 2.1

AMENDMENT NO. 1 TO THE

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of May 16, 2026, with respect to that certain Agreement and Plan of Merger, dated as of April 27, 2026 (the “Merger Agreement”), by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Parent”), Flex Merger Sub, Inc., a Nevada corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), XOMA Royalty Corporation, a Nevada corporation (the “Company”), and XOMA Royalty Holdings Corporation, a Nevada corporation and a wholly-owned Subsidiary of the Company (“HoldCo”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to Section 8.2 of the Merger Agreement, the Merger Agreement may be amended by any instrument in writing signed on behalf of each of the parties in interest at the time of the amendment, with the authorization by their respective boards of directors;

WHEREAS, on May 15, 2026, in accordance with the Merger Agreement, the Company formed HoldCo, in order to engage in the transactions contemplated by the Merger Agreement;

WHEREAS, pursuant to Section 5.20 of the Merger Agreement, as authorized and approved by the boards of directors of each of Parent, Merger Sub and the Company, the parties agreed to amend the Merger Agreement to add HoldCo as a party to the Merger Agreement; and

WHEREAS, HoldCo desires to become a party to the Merger Agreement and to be fully bound by all of the rights and obligations set forth therein, as amended by this Amendment, as HoldCo thereunder.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Company, Parent, Merger Sub and HoldCo hereby agree as follows:

ARTICLE 1 AMENDMENTS TO THE MERGER AGREEMENT

1.1. Joinder of HoldCo. HoldCo acknowledges and agrees that it is “HoldCo” for purposes of the Merger Agreement and, accordingly, agrees to be bound by the rights and benefits, and subject to the obligations, set forth in the provisions of the Merger Agreement applicable to HoldCo, including Sections 1.1(b), 1.8, 3.28, 5.21 and 5.23 thereof, subject in all cases to the limitations set forth in the Merger Agreement, and as fully as though HoldCo were an original signatory thereto as “HoldCo”. HoldCo acknowledges and agrees to the treatment of any equity securities of the Company as provided for in the Merger Agreement.

1.2. Amendment to Section 1.1(b) of the Merger Agreement. The reference in the first sentence of Section 1.1(b) of the Merger Agreement to “NRS 92A.180 through 92A.199 (or such other applicable provisions of the NRS)” is hereby amended to refer instead to and is replaced in its entirety with “NRS 92A (or such other applicable provisions of the NRS)”.

1.3. Amendment to Section 1.5 of the Merger Agreement. Section 1.5 of the Merger Agreement is amended by replacing (a) the reference to “Company” in Section 1.5(a) with “Surviving Corporation” and (b) the second reference to “Company” in Section 1.5(b) with “Surviving Corporation”.

1.4. Amendment to Section 5.23 of the Merger Agreement. Section 5.23 of the Merger Agreement is amended by replacing the term “Surviving Company” with “Surviving Corporation”.

ARTICLE 2 MISCELLANEOUS

2.1. Except as specifically modified herein, the Merger Agreement remains in full force and effect, and the parties hereto reserve all of their respective rights and remedies with respect to all other matters and claims, whether known or unknown, arising under the Merger Agreement. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto as if the amendments made hereby were originally set forth in the Merger Agreement. The Merger Agreement (including as amended hereby and the Exhibits thereto), the Company Disclosure Letter, the Confidentiality Agreement, and the Support Agreements and the other schedules, exhibits, certificates, instruments and agreements referred to in the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and thereof.

2.2. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if the signatures thereto were in the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by all parties hereto by electronic transmission in PDF format shall be sufficient to bind the parties hereto to the terms and conditions of this Amendment.

2.3. Article VIII of the Merger Agreement is hereby incorporated by reference into this Amendment, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ Todd Davis
Name: Todd Davis
Title: Chief Executive Officer

FLEX MERGER SUB, INC.

By:	/s/ Todd Davis
Name: Todd Davis
Title: Chief Executive Officer

XOMA ROYALTY CORPORATION

By:	/s/ Owen Hughes
Name: Owen Hughes
Title: Chief Executive Officer

XOMA ROYALTY HOLDINGS CORPORATION

By:	/s/ Owen Hughes
Name: Owen Hughes
Title: President, Secretary and Treasurer

[Signature Page to Amendment No. 1 to the Agreement and Plan of Merger]